Exhibit 21.1

List of Subsidiaries

Florists’ Transworld Delivery, Inc., a Michigan corporation

FTD Canada, Inc., incorporated in Canada

FTD Group, Inc., a Delaware corporation

FTD, Inc., a Delaware corporation

FTD India Private Limited, a corporation organized under the laws of India

FTD.CA, INC., a Delaware corporation

FTD.COM Inc., a Delaware corporation

Interflora British Unit, incorporated in England and Wales

Interflora, Inc., a Michigan corporation (662/3% ownership)

Provide Commerce, Inc., a Delaware corporation

Provide Creations, Inc., a Delaware corporation

Provide Cards, Inc., a California corporation

Giftco, LLC, a limited liability company

Sincerely Incorporated, a Delaware corporation